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                                                               Exhibit 12(a)
    THE POTOMAC EDISON COMPANY

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
     (DOLLAR AMOUNTS IN THOUSANDS)


                                   12 Months   Years Ended December 31,
                                     Ended
                                    3/31/95       1994       1993       1992       1991        1990

    Earnings:
        Net income                   $77,815     $81,983    $73,467    $67,476    $58,241      $61,580
        Fixed charges (see below)     49,017      47,329     44,501     40,156     37,665       34,101
        Income taxes                  31,751      34,339     30,630     28,923     24,510       25,876

               Total Earnings       $158,583    $163,651   $148,598   $136,555   $120,416     $121,557


    Fixed Charges:
        Interest on long-term debt   $46,277     $44,706    $42,695    $38,081    $35,053      $29,485
        Other interest                 1,786       1,750      1,107      1,311      1,778        3,564
        Estimated interest component
           of rentals                    954         873        699        764        834        1,052

               Total Fixed Charges   $49,017     $47,329    $44,501    $40,156    $37,665      $34,101


    Ratio of Earnings to Fixed Cha      3.24        3.46       3.34       3.40       3.20         3.56
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